EXHIBIT 10.1

THIS CONSULTING AGREEMENT is dated for reference the 04 day of December, 2012

BETWEEN:

Jiu Feng Investment Hong Kong Ltd.., having an office at No.2293 Hong Qiao Rd.,Shanghai, China (“Jiu Feng Investment Hong Kong Ltd.” or the “Company”)

AND:

Ms. Yan Li, being resident at 6750 Wiltshire Street Vancouver, British Columbia V6P5G9 (the “Consultant / Principal”)

WHEREAS the Company and the Consultant wish to enter into this Agreement to record their respective rights and obligations regarding the Consultant’s provision of services to the Company,

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.            SERVICES

1.1          The Consultant shall provide the Company with expertise and assistance in the areas generally described in Schedule A to this Agreement. The Consultant shall initially be available to provide services for, on average, one day per week or as otherwise agreed by the parties.

1.2          The Consultant and the Principal represent and warrant that the Principal controls the Consultant. Unless the Company otherwise agrees in writing, the Consultant’s services under this Agreement shall be provided solely by the Principal.

1.3          The Consultant will be informed of the specific duties or tasks required of the Consultant by the Company’s BOD or such other person as the Company’s BOD may specify from time to time, and the Consultant will report to such person as to the progress and completion of the same. The Consultant will be responsible for determining the best manner or method of providing the required services.

1.4          The Consultant shall abide by the provisions of the Company’s rules and policies of which the Consultant may be informed by the Company from time to time.

1.5          The Consultant shall not do, or fail to do, a nything which action or failure could be reasonably expected to adversely effect the reputation of the Company, its affiliates or any of its directors, officers, employees or consultants.

2.           TERM

2.1          The term of this Agreement shall be as specified in Schedule A, subject to earlier termination as hereinafter provided.

3.            REMUNERATION AND REIMBURSEMENT OF EXPENSES

3.1          The Consultant’s remuneration shall be as specified in Schedule A. Neither the Contractor, nor any of its employees, is an employee of JIU FENG INVESTMENT HONG KONG LTD. JIU FENG INVESTMENT HONG KONG LTD shall not be required to make contributions for unemployment insurance, Canada Pension, workers’ compensation and other similar levies in respect of the fee for services to be paid to the Contractor. The Contractor will be responsible for and pay all wages, salaries, benefits, and employment-related taxes for all of Contractor's personnel, including the Principal.

3.2          The Company shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in furtherance of the Company's business. The Consultant shall, to the greatest extent possible, submit appropriate documentation to support all expenses claimed. The Consultant acknowledges that the Company will only reimburse those expenses that the Company considers reasonable or to which the Company has granted prior authorization.

3.3          The Consultant shall render an invoice on t he last day of each month for the remuneration and expenses incurred that month and the Company shall pay such invoice within 15 days of receipt.

4.            CONFIDENTIAL INFORMATION

4.1          The Consultant and the Principal shall keep all Confidential Information (hereinafter defined) in confidence and shall not disclose to others or use, or allow others to use, any Confidential Information. In this Agreement, “Confidential Information” means all data, processes, analyses, methodologies, trade secrets, business plans, financial information (including but not limited to accounting and sales records), customer lists, memoranda, notes and minutes of meetings, and other information which is designated by Company as confidential, except for any part of the Confidential Information which:

(a)	is or becomes publicly available other than as a result of a disclosure by the Consultant or the Principal;

(b)
is or becomes available to the Consultant or the Principal from a so urce (other than Company or its representatives) which, to the best of the Consultant’s or Principal’s knowledge after due inquiry, is not prohibited from disclosing such information to the Consultant or Principal by a legal, contractual or fiduciary obligation; or

(c)
is demonstrated to have been properly in the Consultant’s or Principal’s possession or control at the time of disclosure of that Confidential Information to the Consultant or Principal by the Company or its representatives.

4.2          The Consultant and Principal shall not use or bring to the Company any technical information, data, trade secrets, processes, formulae, products, inventions or other intellectual property which is proprietary to any person.

4.3          The Consultant and Principal shall not, before or after the expiry or other termination of this Agreement, remove any material containing Confidential Information except as may be necessary for the Consultant to provide the services hereunder, in which case the Consultant shall be responsible for its security.

4.4          The Company shall be the owner of and hold all rights to all technical information, data, trade secrets, processes, products, formulae inventions and any other intellectual property developed by the Consultant or Principal during the course of providing services hereunder. In furtherance of this, the Consultant and Principal shall sign and agree to be bound by the Company’s standard form of confidential information and intellectual property agreement.

4.5          Upon the expiry or earlier termination of this Agreement or upon the Company’s earlier written request, the Consultant shall deliver to the Company all documents and other tangible items comprising or referring to any Confidential Information, together with all copies, summaries and records thereof. The Consultant shall thereupon promptly delete all electronic copies of documents comprising or referring to Confidential Information held by or under the Consultant’s control.

4.6          The Consultant shall ensure that all of its employees, agents, consultants, directors and officers who become privy to Confidential Information are bound in writing by the provisions of this section 4.

5.            NON-COMPETITION

5.1          During the term and any renewal of this Agreement and for a period of three months thereafter, the Consultant and the Principal agree to not engage in any other business activities or serve as an officer or director in any other entity (a “Competitor”) in competition with the Company.

6.            TERMINATION OF AGREEMENT

6.1          This Agreement may be immediately terminated by the Company, without advance notice or payment in lieu thereof, for cause (hereinafter defined).

6.2          In this section 6, “cause” means the occurrence of any of the following events:

(a)	the Consultant breaches a material provision of this Agreement and such breach is not remedied within 15 days of notification of said breach; or

(b)	the Consultant or the Principal is convicted of a crime involving theft or fraud.

6.3          Either party may terminate this Agreement upon six months’ written notice to the other party or, in the case of the Company, by making a payment to the Consultant equal to six times the average monthly payment as cal culated in accordance with this Agreement. If the Company delivers notice of termination, the Consultant may elect, upon written notice to the Company, to accelerate the termination date to a date earlier than the one stated in the termination notice but shall then only be entitled to payment for the shortened period.

7.            COMPLIANCE WITH LAWS

7.1          The Consultant shall comply with all applicable statutes, rules and regulations and the requirements and directions of any governmental authority having jurisdiction with respect to the provision of the services hereunder.

8.            MISCELLANEOUS

8.1          The failure of either party to insist upon strict compliance with any of the provisions of this Agreement shall not be deemed a waiver or relinquishment of any such provisions at any subsequent time or of any other provision hereof.

8.2          The Consultant acknowledges that a breach of this Agreement may result in immediate and irreparable harm to the Company and that therefore, the Company shall, in addition to any other right, relief or remedy available by law, be entitled to any equitable relief that a court may deem appropriate. Under no circumstances shall the Consultant or the Principal be liable for any relief or any other remedies beyond the amounts described in Schedule A.

8.3          The provisions of the schedules attached hereto form an integral part of this Agreement.

8.4          Any notice or other communication given under this Agreement shall be in writing and shall be deemed to have been given if delivered to a party in person or at its address appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this section). All notices and other communications shall be deemed to have been given and received on the first business day following its delivery as aforesaid.

8.5          The provisions of sections 4 a nd 5 of this Agreement shall survive the expiry or earlier termination of this Agreement.

8.6          If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, by a court of competent jurisdiction, such determination shall not affect or impair the validity or enforceability of any other provision of this Agreement which shall be valid and enforceable to the fullest extent permitted by law.

8.7          This Agreement may not be assigned by either party without the prior written consent of the other except only for an assignment of this Agreement by the Company to a subsidiary. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.8          The laws of British Columbia and the laws of Canada applicable therein shall exclusively govern this Agreement.

8.9          This Agreement represents the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties concerning the Consultant's provision of services to the Company. T his Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

8.10        This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which shall constitute one instrument. This Agreement may be delivered by fax.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

JIU FENG INVESTMENT HONG KONG LTD INC.
by its authorized signatory:

/s/ Robert Ireland
Name:	Robert Ireland
Title:	Secretary/Treasurer, BOD member

Ms. Yan Li
Acceptance signatory:

/s/ Ms. Yan Li
Name:	Ms. Yan Li

Schedule A

Details of Compensation

1.	The Consultant shall provide the Company with expertise and assistance in the areas generally undertaken by a CEO. Such services typically include, but are not limited to:

●	Provide direct assistance to the BOD on financial, strategic and other business matters;

●	Leadership on debt and equity fund raising activities and the related negotiations;

●	Preparation of documentation for investor meetings;

●	Management of the Company and other Admin functions;

●	Management of reporting, both internal and external, to ensure all commitments are honoured;

●	Management of day to day operations, including, where necessary, the system design and implementation;

●	Management of statutory obligations;

●	Preparation of strategic/business plan and annual budgets and operating plans;

●	All other duties as a Chief Executive Officerwould undertake on a day to day bases

2.
The term of this Agreement will be for a period of thirty six months commencing on December 04, 2012, subject to earlier termination as provided for herein or a full time position is offered. This Agreement will automatically be renewed for additional twelve month periods if written notice is not provided to the other party 90 days prior to the end of each twelve month term.

3.	In consideration of the Consultant's services under this Agreement, the Company shall pay theConsultant a yearly salary of $78,000.

4.	The Principal is also has a permanent seat on the Board of Directors.